Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 10, 2016, included in the Proxy Statement of Castlight Health, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Castlight Health, Inc. for the registration of shares of its Class B common stock.

/s/ Ernst & Young LLP
San Francisco, California
February 1, 2017